ICTV BRANDS

489 Devon Park Drive
Suite 306
Wayne, PA 19087
T: 484-598-2300
F: 484-598-2301

NOTE MODIFICATION

(Jarvis)

February 1, 2019

This Note Modification modifies and amends the terms of that certain Secured Convertible Promissory Note dated November 20, 2018, given by ICTV BRANDS INC., a Nevada corporation ("Borrower") to STEPHEN JAMES BARRY JARVIS ("Lender") in the amount $100,000.00 (the "Note").

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, the Note is hereby modified to eliminate Lender's right to convert all or any portion of the principal amount of the Note into Common Stock of the Borrower. Such conversion rights are set forth in the sixth paragraph of the Note and such paragraph is hereby stricken in its entirety.

All other terms and conditions of the Note remain unchanged and in full force and effect.

DocuSigned by:
Stephen Jarvis
A4E9709B9B4B488
STEPHEN JAMES BARRY JARVIS

ICTV BRANDS INC.

DocuSigned by:
Ernest P. Kollias, Jr
44DCDD3455964DC
Ernest P. Kollias, Jr., CFO